SECURITIES AND EXCHANGE COMMISSION
                      Washington,D.C.20549
                            FORM S-3
                     REGISTRATION STATEMENT
                Under The Securities Act of 1933

                  DUKE REALTY INVESTMENTS,INC.
     (Exact name of registrant as specified in its charter)

      Indiana                           35-1740409
(State or other jurisdiction          (I.R.S. Employer
of incorporation or organization)    Identification No.)

               8888 Keystone Crossing, Suite 1200
                   Indianapolis, Indiana 46240
                         (317) 574-3531
       (Address, including zip code, and telephone number,
      including area code, of principal executive offices)

                         Dennis D. Oklak
               8888 Keystone Crossing, Suite 1200
                   Indianapolis, Indiana 46240
                         (317) 574-3531
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            COPY TO:
                      Alan W. Becker, Esq.
                      Bose McKinney & Evans
            135 North Pennsylvania Street, Suite 2700
                   Indianapolis, Indiana 46204
                         (317) 684-5000

 Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration
Statement.
 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.    /    /
 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.   / X /
 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  /   /
 If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  /   /

                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                   Proposed        Proposed
Title of Each         Amount       Maximum         Maximum          Amount of
Class of Securities   to be        Offering Price  Aggregate        Registration
to be Registered      Registered   Per Share (1)   Offering Price   Fee
-------------------   ----------   --------------  --------------   ------------
Common Stock, $.01    1,500,000      $21.375        $32,062,500     $9,458.44
  par value
Total                 1,500,000                     $32,062,500     $9,458.44
--------------------------------------------------------------------------------

(1) Estimated using August 25, 1998 data solely for the purpose of calculating the registration fee pursuant to Rule 457(c).


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

          SUBJECT TO COMPLETION, DATED AUGUST 26, 1998
PROSPECTUS
----------
                        1,500,000 Shares

                              LOGO

                  DUKE REALTY INVESTMENTS, INC.
                          Common Stock
                     -----------------------

     Duke Realty Investments, Inc. (the "Company") may issue and sell from time to time up to 1,500,000 shares of its common stock, $.01 par value ("Common Stock"), directly or through agents, dealers or underwriters designated from time to time. The Common Stock offered pursuant to this Prospectus may be issued in amounts, at prices and on terms to be determined at the time of the offering of such Common Stock.

     The Company may sell all or a portion of the Common Stock through agents or to or through underwriters or dealers, and is a party to a certain Distribution Agreement relating to the sale of Common Stock. See "Plan of Distribution."

     The specific terms of sales of shares of Common Stock pursuant hereto will be set forth, from time to time, in a Prospectus Supplement filed under the applicable paragraph of Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such Prospectus Supplements will set forth the number of shares of Common Stock sold, pricing information with respect to such sales, net proceeds to the Company and the amount of any compensation payable by the Company to any sales agent(s) with respect thereto.

     The Common Stock is listed on the New York Stock Exchange under the symbol DRE. In order to maintain its qualification as a real estate investment trust ("REIT") for federal income tax purposes, the Company's Amended and Restated Articles of Incorporation impose limitations on the number of shares of capital stock that may be owned by any single person or affiliated group. See "Restrictions on Ownership of Shares."
                    ________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    -------------------------

         The date of this Prospectus is          , 1998.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                       -------------------
                        TABLE OF CONTENTS

                                                               PAGE
          Available Information                                  3
          Incorporation of Certain Documents by Reference        3
          The Company                                            4
          Use of Proceeds                                        4
          Restrictions on Ownership of Shares                    4
          Federal Income Tax Considerations                      5
          Plan of Distribution                                  12
          Legal Opinions                                        14
          Experts                                               14

                     AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, Attn:
Investor Relations, telephone number (317) 574-3531.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 with respect to the Common Stock offered hereby. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

1. The Company's Annual Report on Form 10-K (file no. 1-9044) for the year ended December 31, 1997.

2. The Company's Quarterly Reports on Form 10-Q (file no. 1-9044) for the quarters ended March 31, 1998 and June 30, 1998.

3. The Company's Current Reports on Form 8-K (file no. 1-9044) filed February 26, 1998, March 27, 1998, April 24, 1998,
     April 27, 1998 and July 31, 1998.

4. The description of the Common Stock contained in the Company's registration statement on Form 10 (file no. 1-9044) as amended.

     Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

                          THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust that began operations through a related entity in 1972. The Company owns direct or indirect interests in a portfolio of industrial, office and retail properties (the "Properties"), together with land (the "Land") for future development. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest.

     All of the Company's interests in the Properties and the Land are held by, and substantially all of its operations relating to the Properties and the Land are conducted through, Duke Realty Limited Partnership, an Indiana limited partnership (the " Operating Partnership"). The Company controls the Operating Partnership as the sole general partner and owner at June 30, 1998, of in excess of 85% of the outstanding partnership interests ("Units"). Each Unit may be exchanged by the holder thereof (other than the Company) for Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase. In addition to owning the Properties and the Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services (the "Related Businesses") for the Properties. The Company also provides services associated with the Related Businesses to third parties and owners of indirectly owned properties through Duke Realty Services Limited Partnership (the "Services Partnership") on a fee basis.

     The Company is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Company's executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and its telephone number is (317) 574-3531.

                         USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement for any offering of Common Stock, the net proceeds from the sale of Common Stock offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations or obligations under lines of credit maintained by the Company or its subsidiaries, redemption of outstanding indebtedness, financing (in whole or in part) of future development or acquisitions (including acquisitions of companies and/or real estate and other assets), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Common Stock or use them to reduce short-term indebtedness.

               RESTRICTIONS ON OWNERSHIP OF SHARES

     For the Company to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Amended and Restated Articles of Incorporation of the Company contain a restriction intended to ensure compliance with these requirements which authorizes, but does not require, the board of directors to refuse to give effect to a transfer of Common Stock which, in its opinion, might jeopardize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Stock as the Company may reasonably require.

                FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations relevant to the Company and an investor in shares of Common Stock is based upon current law, is not exhaustive of all possible tax considerations, does not include a detailed description of any state, local, or foreign tax considerations, and does not describe all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. As used in this section, the term "Company" refers solely to Duke Realty Investments, Inc.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

      GENERAL. The Company expects to continue to be taxed as a REIT for federal income tax purposes. Management believes that the Company was organized and has operated in such a manner as to meet the requirements for qualification and taxation as a REIT under the Code, and that the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company will continue to operate in a manner so as to remain qualified as a REIT.

     In the opinion of Bose McKinney & Evans, which has acted as counsel to the Company ("Counsel"), assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which the Company made the election to be taxed as a REIT, and the assumptions and representations referred to below are true, the proposed methods of operation of the Company, the Operating Partnership and the Services Partnership will permit the Company to continue to qualify to be taxed as a REIT for its current and subsequent taxable years. This opinion is based upon certain assumptions relating to the organization and operation of Duke Services, Inc. ("DSI"), the Operating Partnership and the Services Partnership and is conditioned upon certain representations made by Company personnel and affiliates as to certain factual matters relating to the Company's past operations and the intended manner of future operation of the Company, the Operating Partnership, and the Services Partnership. The opinion is further based upon the Company's receipt of a letter ruling from the IRS dated September 30, 1994, which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership. Counsel is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for Federal income tax purposes. The Company's qualification and taxation as a REIT has depended and will depend upon, among other things, the Company's ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Counsel will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given respecting the satisfaction of such tests. See "--Taxation of the Company - Failure to Qualify."

     The following is a general summary of the Code sections which govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof as currently in effect.

     So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gains or the dividends paid deduction) for its taxable year to its shareholders, it will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

     REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) which has the calendar year as its taxable year; (6) the beneficial ownership of which is held by 100 or more persons; (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (8) which meets certain income and assets tests, described below. The Company believes it currently satisfies all requirements.

     INCOME TESTS. In order to qualify as a REIT, there are two gross income tests that must be satisfied annually. For purposes of these tests, the Company is deemed to be entitled to a share of the gross income attributable to its proportionate interest in any partnerships in which it holds an interest. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to the Company, the method of determining the rent payable and nature of the property leased) are met. The Company does not anticipate receiving rents in excess of a de minimis amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom the Company derives no income; provided, however, that the Company may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

     The Company provides certain management, development, construction and other tenant related services (collectively, "Real Estate Services") with respect to the Properties through the Operating Partnership, which is not an independent contractor. Management believes that the material services provided to tenants by the Operating Partnership are Permissible Services. To the extent services to tenants do not constitute Permissible Services, such services are performed by independent contractors.

     Under the Taxpayer Relief Act of 1997 (the "1997 Act"), in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services.

     The Company derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI which is a general partner of the Services Partnership. The Services Partnership receives fees for Real Estate Services with respect to properties that are not owned directly by the Operating Partnership and fees in consideration for the performance of management and administrative services with respect to Properties that are not entirely owned by the Operating Partnership. All or a portion of such fees will not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts.
The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. The Company has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and 95% gross income tests. Thus, for purposes of these gross income tests, the Services Partnership allocates its gross income to the Operating Partnership and DSI based on their capital interests in the Services Partnership. Although certain of the fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," the Company believes that the aggregate amount of such fees (and any other non-qualifying income) allocated to the Company in any taxable year has not and will not cause the Company to exceed the limits on non-qualifying income under the 75% or 95% gross income tests described above.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

     ASSET TESTS. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% assets class. Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary as defined in the Code or another
REIT).

     The Company is deemed to directly hold its proportionate share of all real estate and other assets of the Operating Partnership as well as its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, management believes that more than 75% of the Company's assets are real estate assets. In addition, management does not expect the Company to hold (1) any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary, nor (2) securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles).

     ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain), and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events. Under the 1997 Act, certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute. In addition, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT made such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by the REIT on the undistributed net capital gain that was included in the shareholders' income, and such shareholders would receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit. The Company believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, the Company may borrow or may cause the Operating Partnership to arrange for short term or other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required to be made and, if made, will not be deductible by the Company. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. The 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently fail to qualify as a REIT.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

     EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND SERVICES PARTNERSHIP AND OTHER PARTNERSHIPS ON REIT QUALIFICATION. All of the Company's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. The Company believes that the Operating Partnership, and each other partnership in which it holds an interest, is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT.

     Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed Property be made in a manner consistent with the special rules of Section 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed values.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, dividend distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year; provided that the dividend is actually paid by the Company during January of the following calendar year.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of common stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such common stock. Under the 1997 Act, for gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to a shareholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the 1997 Act. Loss upon a sale or exchange of common stock by a shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate general UBTI, the IRS has issued a publishing ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisitions of the common shares with debt, a portion of its income from the Company will constitute

UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

     In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%,
(ii) the Company qualifies as a REIT by reason of the modification of the "five or fewer" stock ownership requirement that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares of
(B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.

BACKUP WITHHOLDING

     The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company.

     The Treasury Department recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding requirements but unify current certification procedures and forms, and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholders to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce that adjusted basis of such common stock. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Shareholder's common stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his common stock as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeds the Non-U.S. Shareholders' United States tax liability, if any, with respect to the distribution.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporation Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of common stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

     The Company or its shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of the Company.

PLAN OF DISTRIBUTION

     The Company may from time to time offer and sell Common
Stock in one or more transactions (which may involve block transactions) on the New York Stock Exchange (the "NYSE") or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, on other securities exchanges, in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Company may effect such transactions by selling Common Stock to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the Company, which will not exceed those customary in the types of transactions involved, and/or the purchasers of Common Stock for whom they may act as agent. Any dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Common Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     The Company has entered in a Distribution Agreement (the "Distribution Agreement") with Frith Brothers Investments, Inc. ("Frith Brothers") with respect to sales of Common Stock and may in the future from time to time enter into other sales agreements with other sales agents or underwriters. The Company expects the sales methods under any such other agreements to be substantially similar to those under the Distribution Agreement.

     In the event of a "distribution" of the Common Stock, the Company, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     At a time a particular offer of Common Stock is made, a prospectus supplement, if required, will be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the Company and any other required information. The Common Stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

SALES PURSUANT TO DISTRIBUTION AGREEMENT WITH FRITH BROTHERS

     Pursuant to the terms of the Distribution Agreement between the Company and Frith Brothers, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference, the Company may issue and sell up to 1,500,000 shares (the "Maximum Amount") of the Common Stock from time to time through Frith Brothers, as sales agent for the Company. Such sales, if any, will be made by means of ordinary brokers' transactions on the NYSE or other markets on which the Common Stock is then traded. Such sales will be effected during a series of one or more (up to 52) pricing periods (each, a "Pricing Period"), each consisting of five consecutive trading days in duration, unless a shorter period has otherwise been agreed to by the Company and Frith Brothers. During any Pricing Period, the Company and Frith Brothers, by mutual written agreement, will designate the number of shares of stock to be sold as Average Market Price Shares. If the Company does not meet the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act, the number of Average Market Price Shares and any Additional Shares (as defined below) sold on any day in any Pricing Period shall not exceed 10% of the average daily trading volume of the Common Stock over the preceding 60 days. For such Pricing Period, an Average Market Price (as defined below) will be computed. With respect to any Pricing Period, the Average Market Price is equal to the average of the arithmetic mean of the high and low sales prices of the Common Stock of the Company reported on the NYSE for each trading day of such Pricing Period.

     The net proceeds to the Company with respect to sales of Average Market Price Shares will equal a percentage of the Average Market Price (the "Company's Percent") for each share of Common Stock sold during the Pricing Period plus Excess Proceeds (as defined below), if any, plus Alternative Proceeds (as defined below), if any. The Company's Percent will be 98.0% with respect to the first 250,000 shares that may be sold under the Distribution Agreement, 98.25% for the next 250,000 shares that may be sold thereunder, and 98.5% for the remaining shares that may be sold thereunder. The compensation to Frith Brothers for such sales in any Pricing Period will equal the difference between the aggregate gross sales prices at which such sales are actually effected and the net proceeds to the Company for such sales, but in no case will exceed the maximum amount permitted pursuant to any applicable requirements of the National Association of Securities Dealers, Inc., as determined in good faith by Frith Brothers (the "Maximum Commission"). To the extent that Frith Brothers' compensation under the foregoing formula would otherwise exceed the Maximum Commission, the excess will constitute additional net proceeds to the Company (the "Excess Proceeds").

     During any Pricing Period, the Company may designate a minimum price and instruct Frith Brothers not to transact any sales below such price. If such an instruction is given and as a result thereof Frith Brothers is unable to sell, on a daily basis, shares of Common Stock in any amount greater than or equal to the daily pro rata portion (e.g., 20% as to any five-day pricing Period) of Average Market Price Shares to be sold during such Pricing Period, then the prices reported on the NYSE for that day will not be computed in calculating the Average Market Price for such Pricing Period and the net proceeds payable to the Company (the "Alternative Proceeds") in respect of any sales of Average Market Price Shares effected that day (the "Alternative Shares") by Frith Brothers will be equal to the Company's Percent times the weighted average sales prices at which Frith Brothers has actually effected sales during that day. The compensation payable to Frith Brothers for the sale of Alternative Shares will be equal to the difference between the gross sales proceeds and the net proceeds to the Company for such sales. The Alternative Shares will be excluded from determining the net proceeds to the Company for sales of Average Market Price Shares for such Pricing Period.

     During any Pricing Period (whether or not Average Market Price Shares are being sold during such Pricing Period), the Company and Frith Brothers may agree upon the sale of shares ("Additional Shares") of Common Stock in addition to or instead of the sale of Average Market Price Shares, such Additional Shares to be included in the computation of the Maximum Amount. The compensation to Frith Brothers with respect to each of the Additional Shares sold in any Pricing Period will be a fixed percentage ("Frith Brothers' Percent") of the gross sales price per share. Frith Brothers' Percent will equal 2% with respect to the first 250,000 shares that may be sold under the Distribution Agreement, 1.75% for the next 250,000 shares that may be sold thereunder and 1.5% for the remaining shares that may be sold thereunder. Unless otherwise indicated in a further Prospectus Supplement, Frith Brothers as sales agent will act on a best efforts basis.

     Settlements of sales of Additional Shares will occur on the third business day following the date on which such sales are made. Unless the Company and Frith Brothers otherwise agree, settlements of sales of Average Market Price Shares will also occur on the third business day following the date on which such sales are made. Purchases of Common Stock from Frith Brothers as sales agent for the Company will settle the regular way on the NYSE or other applicable market. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     At the end of each Pricing Period, the Company will file a Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Securities Act, which Prospectus Supplement will set forth the dates included in such Pricing Period, the number of such shares of Common Stock sold through Frith Brothers as sales agent (identifying separately the number of Average Market Price Shares and the number of Additional Shares), the highest and lowest executed sales price at which Average Market Price Shares were sold during such Pricing Period, the net proceeds to the Company, the compensation payable by the Company to Frith Brothers with respect to such sales of Average Market Price Shares and Additional Shares pursuant to the formulas set forth above, and any other information then required by applicable law to be included therein.

     In connection with the sale of the Common Stock on behalf of the Company, Frith Brothers may be deemed to be an underwriter within the meaning of the Securities Act, and the compensation of Frith Brothers may be deemed to be underwriting commissions or discounts. The Company has agreed to provide indemnification and contribution to Frith Brothers against certain civil liabilities, including liabilities under the Securities Act. Frith Brothers may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     The offering of Common Stock pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject thereto, or (ii) termination of the Distribution Agreement. The Distribution Agreement may be terminated by the Company in its sole discretion after giving ten days' written notice to Frith Brothers. Frith Brothers has the right to terminate the Distribution Agreement in certain circumstances specified in the Distribution Agreement.

                        LEGAL OPINIONS

     The legality of the Common Stock offered hereby is being passed upon for the Company by Bose McKinney & Evans, Indianapolis, Indiana. The description of Federal income tax matters contained in this Prospectus entitled "Federal Income Tax Considerations" is also based on the opinion of Bose McKinney & Evans.

                             EXPERTS

     The Consolidated Financial Statements and related Schedule of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated herein by reference, have been incorporated herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 1998 and 1997, and June 30, 1998 and 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with their professional standards for a review of such information. However, their separate report included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Registration Fee                  $ 9,500
            Printing Expenses                  10,000
            Professional Fees and Expenses     20,000
            Miscellaneous                      10,500
                                               ------
            Total                             $50,000
                                               ======

ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is an Indiana corporation. The Company's officers and directors are and will be indemnified under Indiana law, the Articles of Incorporation of the Company, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company's Articles of Incorporation do not contain any provision prohibiting such indemnification.

  The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if
(i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
                              II-1

The Company's Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section
13.01 of the Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution, or (iv) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Articles of Incorporation generally provides that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys' fees, judgments, fines certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person's service with or at the request of the Company. Section 13.02 of the Articles of Incorporation also provides such persons with certain rights to be paid by the Company the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against the Company by bringing suit against the Company.

  The Company's Articles of Incorporation authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL.

  Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of the Company and its officers and directors to substantially the same extent provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under the Company's Articles of Incorporation.

ITEM 16.  EXHIBITS.

  The following exhibits are filed with this Registration
Statement:

  1 Distribution Agreement between Duke Realty Investments, Inc. and Frith Brothers Investments, Inc.

  3.1 Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc., incorporated by reference from Exhibit
      3.1 to the Registration Statement on Form S-3 of Duke Realty Investments, Inc., as amended, File No. 33-61361 (the "1995 Registration Statement"), and amendments thereto incorporated by reference from an exhibit to the annual report on Form 10-K of Duke Realty Investments, Inc. for the year ended December 31, 1997 (the "1997 10-K"), from
      Exhibit 3.2 to the Registration Statement on Form S-3 of Duke Realty Investments, Inc., as amended, File No. 333-57755, and from an exhibit to the quarterly report on Form 10-Q of Duke Realty
      Investments, Inc. for the quarter ended June 30, 1998.

 3.2 Amended and Restated Bylaws of Duke Realty Investments, Inc., incorporated by reference from Exhibit 3.2 to the 1995 Registration Statement, and amendments thereto incorporated by reference to exhibits to the 1997 10-K, and to the current report on Form 8-K of Duke Realty Investments, Inc. filed July 31, 1998.

   5 Opinion and consent of Bose McKinney & Evans regarding legality of the securities being registered.

   8  Tax opinion and consent of Bose McKinney & Evans.

  15  Letter regarding unaudited interim financial information.

  23  Consent of KPMG Peat Marwick LLP.

  24  Powers of Attorney.


ITEM 17.   UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                              II-3

The undersigned Registrant hereby further undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)   To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 26, 1998.

                                  DUKE REALTY INVESTMENTS, INC.

                                  By:  /s/ Dennis D. Oklak
                                       ----------------------
                                      Executive Vice President,
                                      Chief Administrative Officer
                                       and Treasurer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of August 26, 1998 by the following persons in the capacities indicated.

  SIGNATURE                    TITLE


   Thomas L. Hefner*       Director and President and Chief Executive
-----------------------    Officer
   Thomas L. Hefner        (Principal Executive Officer)


   Darell E. Zink, Jr.*    Director and Executive Vice President,
------------------------   Chief Financial Officer and Assistant
   Darell E. Zink, Jr.     Secretary
                           (Principal Accounting Officer)

   Edward T. Baur*         Director
------------------------
   Edward T. Baur


   Geoffrey Button*        Director
------------------------
   Geoffrey Button


   Ngaire E. Cuneo*        Director
------------------------
   Ngaire E. Cuneo

   Howard L. Feinsand*     Director
------------------------
   Howard L. Feinsand


   L. Ben Lytle*           Director
------------------------
   L. Ben Lytle


   John D. Peterson*       Director
------------------------
   John D. Peterson


   James E. Rogers*        Director
------------------------
   James E. Rogers


   Daniel C. Staton*       Director
------------------------
   Daniel C. Staton


   Jay J. Strauss*         Director
------------------------
   Jay J. Strauss


   John W. Wynne*          Director
-----------------------
   John W. Wynne


* By: /s/ Dennis D. Oklak
     --------------------
     Dennis D. Oklak
     Attorney-in-Fact